Exhibit 99.1

FA Email

Subject: CNL Growth Properties Announces Plans to Conduct a Net Asset Valuation

Email Distribution Date: Jan. 5, 2015

FOR BROKER-DEALER USE AND/OR RIA USE ONLY.

On Jan. 5, 2015, CNL Growth Properties, Inc. (the REIT) filed a Form 8-K to announce that it has engaged CBRE Capital Advisors, Inc. (CBRE Cap) to assist its board of directors in determining the estimated net asset value per share (NAV) of its common stock as of Dec. 31, 2014. The REIT anticipates announcing the estimated NAV per share on or about Jan. 20, 20151.

The REIT will hold a webinar to discuss the results of its estimated NAV on Friday, Jan. 23, 2015 at 2:00pm Eastern time. Visit GrowthTrust.com/webinar to register for the webinar, and dial 800-750-5849 to access it.

Additional information about CNL Growth Properties’ valuation will be shared once available. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

[1]	CNL Growth Properties has made every effort to estimate the date when the estimated NAV per share will be announced, however, it cannot guarantee that this date may not change.

FOR BROKER-DEALER AND RIA USE ONLY.

This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein. To the extent information herein conflicts with the REIT’s public filings, the information in the public filings shall govern.